UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 9, 2015

GOLUB CAPITAL BDC, INC.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	814-00794	27-2326940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 South Wacker Drive, Suite 800, Chicago, IL 60606

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (312) 205-5050

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

Set forth in the table below are certain preliminary estimates of the financial condition and results of operations for Golub Capital BDC, Inc. (the “Company”) for the three months ended March 31, 2015. These estimates are subject to the completion of financial closing procedures and are not a comprehensive statement of the Company’s financial results for the three months ended March 31, 2015. Actual results may differ materially from these estimates as a result of the completion of the Company’s financial closing procedures, final adjustments and other developments arising between now and the time that financial results for the three months ended March 31, 2015 are finalized.

	Estimated to have totaled between:
Net asset value per share	$15.59	$15.62
Net income per share	$0.37	$0.39
Net investment income per share	$0.28	$0.30
Accrual for capital gain incentive fee per share[1]	$0.02	$0.02
Net investment income before capital gain incentive fee accrual per share	$0.30	$0.32

__________

1 The Capital Gain Incentive Fee payable as calculated under the Second Amended and Restated Investment Advisory Agreement by and between the Company and GC Advisors LLC (the “Investment Advisory Agreement”) for the three months ended March 31, 2015 is estimated to be $0. However, in accordance with United States generally accepted accounting principles, the Company is required to include the aggregate unrealized capital appreciation on investments in the calculation and accrue a capital gain incentive fee on a quarterly basis, as if such unrealized capital appreciation were realized, even though such unrealized capital appreciation is not permitted to be considered in calculating the fee actually payable under the Investment Advisory Agreement.

The Company originated $161.9 million in new middle-market investment commitments during the three months ended March 31, 2015. Approximately 63% of the new middle-market investment commitments were one stop loans, 35% were senior secured loans and 2% were equity securities. Of the new middle-market investment commitments, $132.9 million funded at close. In addition, during the three months ended March 31, 2015, the Company invested $17.1 million in Senior Loan Fund LLC, an unconsolidated Delaware limited liability company (“SLF”), in which the Company co-invests with RGA Reinsurance Company, primarily in senior secured loans.

Total investments at fair value are estimated to have increased by $22.3 million during the three months ended March 31, 2015 after factoring in debt repayments, sales of securities, net fundings on revolvers, and net change in unrealized gains (losses). Total investments at fair value held by SLF are estimated to have increased by approximately $67.5 million after factoring in debt repayments, sales of securities, net fundings on revolvers, and net change in unrealized gains (losses).

The Company intends to announce final results of operations for the three months ended March 31, 2015 on May 7, 2015. The Company plans to host an earnings conference call on May 7, 2015 to discuss the financial results.

The preliminary financial data included herein have been prepared by, and is the responsibility of, management of the Company. McGladrey LLP, the Company’s independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to these preliminary estimates. Accordingly, McGladrey LLP does not express an opinion or any other form of assurance with respect thereto.

Item 7.01. Regulation FD Disclosure

On April 9, 2015, the Company issued a press release announcing its plans for a public offering. A copy of the press release is furnished as Exhibit 99.1 to this report pursuant to Item 7.01 and Regulation FD.

The information in this report on Form 8-K, including Exhibit 99.1 furnished herewith, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in this report on Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

            99.1       Press release of Golub Capital BDC, Inc., dated as of April 9, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLUB CAPITAL BDC, INC.

Date:	April 9, 2015	By:	/s/ Ross A. Teune
		Name:	Ross A. Teune
		Title:	Chief Financial Officer